EXHIBIT 23

Consent of Independent Certified Public Accountants

The Board of Directors
SystemOne Technologies Inc.:

We hereby consent to the incorporation by reference in the registration statement (No. 333-70379) on Form S-8 of SystemOne Technologies Inc. of our report dated March 6, 2004, except as to Notes 2 and 13, which are as of March 15, 2004, relating to the financial statements, which appears in the annual report on Form 10-KSB for the year ended December 31, 2003 of SystemOne Technologies Inc. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO Seidman, LLP

Miami, Florida
March 24, 2004